SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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Techprecision Corporation
(Name of Registrant as Specified In Its Charter)

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TECHPRECISION CORPORATION
Bella Drive
Westminster, MA 01473

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the outstanding common stock of Techprecision Corporation, a Delaware corporation, have approved the following actions without a meeting of stockholders in accordance with Section 228 of the Delaware General Corporation Law:

(1)
The election of the following six directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified: James G. Reindl, Stanley A. Youtt, Michael Holly, Larry Steinbrueck and Louis A. Winoski;

(2)	The appointment of Tabriztchi & Co., CPA, P.C. as the independent registered public accounting firm of the Corporation for the year ending March 31, 2008.

The action will become effective on the 20th day after this Information Statement is mailed to our stockholders.

The enclosed information statement contains information pertaining to the matters acted upon.

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By order of the Board of Directors
/s/ Mary Desmond
Mary Desmond
Secretary
Westminster, MA
December 26, 2007

TECHPRECISION CORPORATION
Bella Drive
Westminster, MA 01473

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this information statement. We are mailing this information statement to our stockholders on or about December 26, 2007.

What action was taken by written consent?

We obtained stockholder consent to the following action:

•
The election of the following six directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified: James G. Reindl, Stanley A. Youtt, Michael Holly, Larry Steinbrueck and Louis A. Winoski;

•	The appointment of Tabriztchi & Co., CPA, P.C. as the independent registered public accounting firm of the Corporation for the year ending March 31, 2008.

How many shares of common stock were outstanding on August 21, 2007?

On August 21, 2007, the date we received the consent of the holders of more than a majority of the outstanding shares, there were 10,049,000 shares of common stock outstanding.

What vote was obtained is required to elect directors and to approve the other proposals described in this information statement?

We obtained the approval of the holders of more than 67.33% of our outstanding shares of common stock that were entitled to give such consent. James G. Reindl, our chief executive officer, owns 2,587,100 shares, or approximately 25.75% of our outstanding common stock, and Stanley A. Youtt, one of our directors, owns 1,592,000 shares of common stock, or approximately 15.84% of our outstanding common stock.

Who is paying the cost of this information statement?

We will pay for preparing, printing and mailing this information statement. Our costs are estimated at $15,000.

ELECTION OF DIRECTORS

Our directors are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected. Our bylaws provide that the number of directors comprising the whole board shall fixed by action of our stockholders or directors from time to time. The size of the board for the ensuing year is six directors.

None of our directors were elected at a meeting for which we solicited proxies.

The following table sets forth certain information concerning our directors:

Name	Age	Position
James G. Reindl	48	Chairman and chief executive officer
Mary Desmond	43	Chief financial officer and secretary
Stanley A. Youtt	61	Director and chief executive officer of Ranor
Michael R. Holly [1]	61	Director
Larry Steinbrueck [1]	55	Director
Louis A. Winoski [1]	49	Director

(1) Member of the audit and compensation committees.

James G. Reindl has been a director, chairman and chief executive officer since February 2006. From 2002 until January 2007, Mr. Reindl was president of Techprecision, LLC, a company that was formed in 2002 to acquire, manage and develop smaller to mid-sized companies in the aerospace, military and precision manufacturing industry sectors. From February 2006 until December 2006, Techprecision, LLC had a management agreement with us. Mr. Reindl devotes substantially all of his business time and attention to our business. From February 1999 until February 2002, Mr. Reindl was president and chief executive officer of Critical Components, an aerospace subsidiary of Standard Automotive. In March 2002, in connection with its bankruptcy filing, Standard Automotive included Critical Components as part of its bankruptcy petition. During that period, Ranor’s predecessor was a wholly-owned subsidiary of Critical Components. Mr. Reindl received his Bachelor of Science degree in mechanical aerospace engineering from the University of Delaware.

Mary Desmond has been our chief financial officer since February 2006, and she has been the chief financial officer of Ranor since 1998. Ms. Desmond obtained her Bachelor of Science degree in accounting from Franklin Pierce College and she received her Masters of Business (MBA) from Fitchburg State College.

Stanley A. Youtt has been a director since February 2006, and he has been chief executive officer of Ranor since 2000. Mr. Youtt received a Bachelor of Science degree in naval architecture and marine engineering from the University of Michigan and Masters Degree in civil engineering (applied mechanics) from the University of Connecticut.

Michael Holly has been a director since March 2006. Since 2004, Mr. Holly has been a private investor and consultant. From 1996 until 2004, Mr. Holly was managing director of Safeguard International Fund, L.P., a private equity fund of which Mr. Holly is a founding partner. Mr. Holly has a Bachelor of Science degree in economics from Mount St. Mary’s College.

Larry Steinbrueck has been a director since March 2006. Since 1991, Mr. Steinbrueck has been president of MidWest Capital Group, an investment banking firm. Mr. Steinbrueck has a Bachelor of Science degree in business and a Masters in Business Administration from the University of Missouri.

Louis A. Winoski has been a director since March 2006. Since August 2005, Mr. Winoski has been a consultant to Garner CAD Technic GmbH, an aerospace engineering and design services company. From August 2004 to August 2005, Mr. Winoski was managing director, chairman of the board and member of the holding company board for RSM Fabrications Ltd., a fabricator of aerospace products. From March 2002 until July 2004, Mr. Winoski was a consultant and director of global marketing for PFW GmbH, a producer of components for commercial aircraft. From December 1999 to February 2002, Mr. Winoski was president and chief executive officer of Tubetronics Inc., a producer of spare parts for Boeing commercial aircraft and other aerospace products. Mr. Winoski is also managing partner of Homeric Partners, LLC, a management consulting business. Mr. Winoski has a Bachelor of Science degree in industrial and systems management engineering from Pennsylvania State University.

Our directors are elected for a term of one year.

Board Committees

The board of directors has two committees, the audit committee and the compensation committee. Michael Holly, Larry Steinbrueck and Louis Winoski, each of whom is an independent director, are the members of both committees. Mr. Holly is the audit committee financial expert and chairman of the audit committee, and Mr. Winoski is chairman of the compensation committee.

Code of Ethics

Our board of directors has adopted a code of business conduct and ethics for its officers and employees.

Section 16(a) Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. To our knowledge, during the year ended March 31, 2007, the Forms 3 filed on April 5, 2006 by Andrew Levy, on July 26, 2006 by Mary Desmond, on August 2, 2006 by Mr. Holly and on August 11, by Mr. Steinbrueck were filed late. Mr. Winoski is also delinquent in filing Forms 3 and 4.

Compensation

SUMMARY COMPENSATION TABLE

Set forth below is information for the year ended March 31, 2007 and 2006 for our chief executive officer and for one individual who was chief executive officer of our operating subsidiary, Ranor, Inc. No other officer received compensation of more than $100,000 for the year ended March 31, 2007.

Name and Position	Year	Salary	Bonus	Stock Options	Stock Awards	Other Compensation	Total
James G. Reindl, chief executive officer	2007 2006	$24,615 -0-	-0- -0-	-0- -0-	-0- -0-	$75,000 7,500	$99,615 7,500
Stanley A. Youtt, chief executive officer of Ranor	2007 2006	198,016 198,016	-0- -0-	-0- -0-	-0- -0-	-0- -0-	198,016 198,016
Mary Desmond, chief financial officer	2007 2006	89,870 83,691	-0- -0-	-0- -0-	$-0- 2,850	-0- -0-	89,870 84,541

Mr. Reindl became our chief executive officer on February 24, 2006. Through December 31, 2006, Mr. Reindl was a member of Techprecision LLC, and he received his compensation through our management agreement with Techprecision LLC, which we entered into on February 24, 2006 and terminated as of December 31, 2006. All of the amount shown as “Other Compensation” for Mr. Reindl reflects the amount of the payments under the management agreement that were allocated to him by Techprecision LLC for the years ended March 31, 2007 and 2006. Our total payments to Techprecision LLC pursuant to the management agreement were $185,000 for the year ended March 31, 2007 and $16,667 for the year ended March 31, 2006. During that period, Techprecision LLC had three members, Andrew A. Levy, who had a 45% interest, James G. Reindl, who had a 45% interest, and Martin M. Daube, who had a 10% interest. Accordingly, $7,500, which is 45% of the $16,667 total payments, has been allocated to Mr. Reindl. We also reimburse Mr. Reindl for his travel expenses from his home to our offices in Westminster, Massachusetts, which were $29,390 for the year ended March 31, 2007 and $1,625 for the year ended March 31, 2006.

The stock awards for Ms. Desmond represent the value of the 10,000 shares of common stock that were granted to Ms. Desmond at the time of the reverse acquisition in February 2006. In April 2007, we granted Ms. Desmond 3,000 shares of common stock and an option to purchase 25,000 shares of common stock at $.285, being the fair value on the date of grant.

Except for employment agreements with Mr. Reindl and Mr.Youtt, we have no agreement with any of the officers named in the summary compensation table. We are negotiating an employment agreement with Ms. Desmond.

Prior to February 24, 2006, Ranor entered into management agreements with four of its former stockholders which provided for compensation of $75,000, $75,000, $25,000 and $25,000 to them. With the consent of the former stockholders, no compensation was paid under these agreements and, in lieu of payment under these agreements, Ranor paid three of these former stockholders, Mr. Rose, Mr. Lippincott and Mr. Justicz, who also served as officers of Ranor, salaries at the annual rate of $150,000 each. No compensation was paid to the fourth stockholder. On February 24, 2006, all obligations of Ranor to these former stockholders were terminated.

Employment Agreements

In February 2006, Ranor entered into an employment agreement with Stanley A. Youtt pursuant to which he would serve as our chief executive officer for a term of three year term ending on February 28, 2009. Pursuant to the agreement, we pay Mr. Youtt salary at the annual rate of $200,000. Mr. Youtt is also eligible for performance bonuses based on financial performance criteria set by the board. In the event that we terminate Mr. Youtt’s employment without cause, we are required to make a lump-sum payment to him equal to his base compensation for the balance of the term and to provide the insurance coverage that we would provide if he remained employed.

On June 19, 2007, we entered into an employment agreement dated as of April 1, 2007 with James G. Reindl, our chief executive officer. Pursuant to the terms of the agreement, we are employing Mr. Reindl for an initial term commencing April 1, 2007 and expiring on March 31, 2008 and continuing on a year-to-year basis thereafter unless terminated by either party on 90 days’ written notice prior to the expiration of the initial term or any one-year extension. Mr. Reindl is to receive an annual base salary of $160,000 a year. Mr. Reindl is also entitled to receive an increase to his base salary and receive certain bonus compensation, stock options or other equity-based incentives at the discretion of the compensation committee of the board of directors and reimbursement of his commuting expenses. The agreement may be terminated by us with or without cause or by Mr. Reindl’s resignation. If we terminate the agreement without cause, we are to pay Mr. Reindl severance pay equal to his salary for the balance of the term plus the amount of his bonus for the prior year. During the term of his employment and for a period thereafter, Mr. Reindl will be subject to non-competition and non-solicitation provisions, subject to standard exceptions.

Management Agreement

Contemporaneously with the reverse acquisition on February 24, 2006, we engaged Techprecision LLC to manage our business through March 31, 2009 pursuant to a management agreement. The agreement provides that we pay Techprecision LLC an annual management fee of $200,000 and a performance bonus based on criteria determined by the compensation committee. Mr. James G. Reindl was president and Mr. Andrew A. Levy was chairman of Techprecision LLC, and they and Martin M. Daube were the members of Techprecision LLC. The agreement provides that Techprecision LLC will provide the services of Mr. Reindl at chairman, Mr. Levy for marketing support and analysis of long-term contracts and Mr. Daube for marketing support. Mr. Reindl works for us on a full time basis. Neither Mr. Levy nor Mr. Daube devoted any significant time to our business. None of the members of Techprecision LLC receive any additional compensation from us, and the annual fee and any performance bonus which may be awarded is allocated among the three members in accordance with their interests in Techprecision LLC, which is 45% for each of Mr. Reindl and Mr. Levy and 10% with respect to Mr. Daube.

On January 29, 2007, the management agreement with Techprecision LLC was terminated as of December 31, 2006. In connection with the termination, we made a payment of $16,667 on or about January 15, 2007 and we agreed to make eight monthly payments of $9,167 to Techprecision LLC, commencing February 15, 2007 and ending on September 15, 2007. Mr. Reindl has not been a member of Techprecision LLC since December 31, 2006. As a result of the termination of the management agreement, Mr. Reindl no longer receives compensation through Techprecision LLC, and we are paying Mr. Reindl salary of $160,000 per annum pursuant to his employment agreement. See “Election of Directors - Employment Agreements.” We also reimburse Mr. Reindl for his travel expenses to our offices in Westminster, Massachusetts.

Directors’ Compensation

We did not pay our director any cash compensation during the year ended March 31, 2006. Commencing with the year ending March 31, 2007, we pay our independent directors a fee of $2,000 per meeting. In addition, our 2006 long-term incentive plan provides for the grant of non-qualified options to purchase 50,000 shares, exercisable in installments, to each newly elected independent director and annual grants of options to purchase 5,000 shares of common stock commencing with the third with year of service as a director, as described under “Management - 2006 Long-Term Incentive Plan.”

2006 Long-Term Incentive Plan

In February 2006, our board of directors adopted, and in July 2006 it amended, and in October 2006, our stockholders approved, the 2006 long-term incentive plan covering 1,000,000 shares of common stock. The plan provides for the grant of incentive and non-qualified options, stock grants, stock appreciation rights and other equity-based incentives to employees, including officers, and consultants. The 2006 Plan is to be administered by a committee of not less than two directors each of whom is to be an independent director. In the absence of a committee, the plan is administered by the board of directors. Independent directors are not eligible for discretionary options. As initially adopted, each newly elected independent director received at the time of his election, a five-year option to purchase 25,000 shares of common stock at the market price on the date of his or her election. Pursuant to the amendment to the plan, the number of shares subject to the initial option grant was increased to 50,000 shares, with the option being exercisable as to 30,000 shares in July 2006 and as to 10,000 shares in each of February 2007 and 2008. In addition, the plan provides for the annual grant of an option to purchase 5,000 shares of common stock on July 1st of each year, commencing July 1, 2009. For each independent director who is elected after July 31, 2006, the director will receive an option to purchase 50,000 shares at an exercise price equal to the fair market value on the date of his or her election. The option will vest as to 30,000 shares nine months from the date of grant and as 10,000 shares on each of the first and second anniversaries of the date of grant. These directors will receive an annual grant of an option to purchase 5,000 shares of common stock on the July 1st coincident with or following the third anniversary of the date of his or her first election. Pursuant to the plan, we granted non-qualified stock options to our three independent directors - Michael Holly, Larry Steinbrueck and Louis Winoski - at an exercise price of $.285 per share, which was determined to be the fair market value on the date of grant. On April 1, 2006, we granted incentive stock options to purchase a total of 221,659 shares of common stock to our key employees, including Mary Desmond, our chief financial officer, who received an option to purchase 25,000 shares. The options are immediately exercisable at an exercise price of $.285 per share, which the compensation committee determined to be the fair market value on the date of grant. This valuation of $.285 per share represents the initial conversion price of the series A preferred stock and our estimate of the current fair value per share of the common stock. No other officer received an option grant. By the terms of the option grants, the options can only be exercised if the underlying shares are covered by an S-8 registration statement.

Options intended to be incentive stock options must be granted at an exercise price per share which is not less than the fair market value of the common stock on the date of grant and may have a term which is not longer than ten years. If the option holder holds 10% of our common stock, the exercise price must be at least 110% of the fair market value on the date of grant and the term of the option cannot exceed five years.

Option holders do not recognize taxable income upon the grant of such either incentive or non-qualified stock options. When employees exercise incentive stock options, they will not recognize taxable income upon exercise of the option, although the difference between the exercise price and the fair market value of the common stock on the date of exercise is included in income for purposes of computing their alternative minimum tax liability, if any. If certain holding period requirements are met, their gain or loss on a subsequent sale of the stock will be taxed at capital gain rates. Generally, long-term capital gains rates will apply to their full gain at the time of the sale of the stock, provided that they do not dispose of the stock made within two years from the date of grant of the option or within one year after your acquisition of such stock, and the option is exercised while they are employed by us or within three months of the termination of their employment or one year in the event of death or disability, as defined in the Internal Revenue Code.

In general, upon the exercise of a non-qualified option, the option holder will recognize ordinary income in an amount equal to the difference between the exercise price of the option and the fair market value of the shares on the date they exercise the option. Subject to certain limitations, we may deduct that amount an expense for federal income tax purposes. In general, when the holders of shares issued on exercise of a nonqualified stock option sell their shares, any profit or loss is short-term or long-term capital gain or loss, depending upon the holding period for the shares and their basis in the shares will be the fair market value on the date of exercise.

As of August 21, 2007, there were outstanding options to purchase 150,000 shares which we issued to our independent directors pursuant to provision of the 2006 Plan that provide for the automatic grant of options to independent directors, and outstanding options to purchase 211,660 shares of common stock which were granted to employees on April 1, 2007, of which options to purchase 25,000 shares were granted to Ms. Desmond. Except for the options granted to Ms. Desmond on April 1, 2007, no options were granted to any of the individuals named in the summary compensation table. All outstanding options have an exercise price of $.285, which was determined to be the fair market value on the date of grant.

At fiscal year end, no person named in the summary compensation table held any options or stock appreciation rights.

Communications with our Board of Directors

Any stockholder who wishes to send a communication to our board of directors should address the communication either to the board of directors or to the individual director c/o Ms. Mary Desmond, Secretary, Techprecision Corporation, Bella Drive, Westminster, MA 01473. Ms. Desmond will forward the communication either to all of the directors, if the communication is addressed to the board, or to the individual director, if the communication is directed to a director.

Nominees for Director

Any stockholder who wants to nominate a candidate for election to the board must deliver timely notice to our secretary at our principal executive offices. In order to be timely, the notice must be delivered

•
in the case of an annual meeting, not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, although if we did not hold an annual meeting or the annual meeting is called for a date that is not within 30 days of the anniversary date of the prior year’s annual meeting, the notice must be received a reasonable time before we begin to print and mail our proxy materials; and

•	in the case of a special meeting of stockholders called for the purpose of electing directors, the notice must be received a reasonable time before we begin to print and mail our proxy materials.

The stockholder’s notice to the secretary must set forth:

•
as to each person whom the stockholder proposes to nominate for election as a director (a) his name, age, business address and residence address, (b) his principal occupation and employment, (c) the number of shares of our common stock are owned beneficially or of record by him and (d) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations of the Commission thereunder; and

•
as to the stockholder giving the notice (a) his name and record address, (b) the number of shares of common stock of the corporation which are owned beneficially or of record by him, (c) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder, (d) a representation by him that he is a holder of record of our stock entitled to vote at such meeting and that he intends to appear in person or by proxy at the meeting to nominate the person or persons named in his notice and (e) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations of the Commission thereunder.

The notice delivered by a stockholder must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The stockholder must be a stockholder of record on the date on which he gives the notice described above and on the record date for the determination of stockholders entitled to vote at the meeting.

Any person who desires to nominate a candidate for director at our 2009 annual meeting should provide the information required not later than February 28, 2008.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors and the majority of the shareholders of the Company have appointed Tabriztchi & Co., CPA, P.C., formerly known as Bloom & Co., LLP (“Tabriztchi”) to serve as independent auditors for the year ending March 31, 2008.  Tabriztchi & Co., CPA, P.C. has served as our independent auditors since 2006.

The following is a summary of fees for professional services rendered by Tabriztchi for the years ended March 31, 2007 and 2006 as follows:

	Year ended March 31,
	2007	2006
Audit fees	$75,088	$35,039
Audit related fees	8,062	-0-
Tax fees	1,800	-0-
All other fees	-0-	-0-
Total	$84,950	$35,039

Audit fees.    Audit fees represent fees for professional services performed by Tabriztchi for the audit of our annual financial statements and the review of our quarterly financial statements, as well as services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related fees.    Audit-related fees represent fees for assurance and related services performed by Tabriztchi that are reasonably related to the performance of the audit or review of our financial statements. These services include the review of our registration statement of Form SB-2 and communications with SEC regarding 10-KSB and 10-QSB forms filed in 2006.

Tax Fees. Tax fees represent fees for tax compliance services performed by Tabriztchi.

All other fees.    There were no other fees paid to Tabriztchi.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis. All services were pre-approved by the audit committee.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information about shares of common stock beneficially owned as of August 21, 2007 by:

•	each director;
•	each officer named in the summary compensation table;
•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and
•	all directors and executive officers as a group.

Name	Shares	Percentage
James G. Reindl One Bella Drive Westminster, MA 01473	2,587,100	25.7%
Andrew A. Levy 46 Baldwin Farms North Greenwich, CT 06831	2,567,100	25.5%
Howard Weingrow 805 Third Avenue New York, NY 10022	1,850,000	18.4%
Stanoff Corporation 805 Third Avenue New York, NY 10022	1,700,000	16.9%
Stanley A. Youtt One Bella Drive Westminster, MA 01473	1,592,000	15.8%
Martin M. Daube 20 West 64 th Street New York, NY 10023	551,800	5.5%
Larry Steinbrueck	244,000	2.4%
Michael Holly	125,000	1.2%
Louis A. Winoski	40,000	*
Mary Desmond	38,000	*
All officers and directors as a group (six individuals)	4,626,100	45.4%
* Less than 1%

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise or warrants or options or upon conversion of convertible securities if they are exercisable or convertible within 60 days of August 21, 2007.

Howard Weingrow, as president of Stanoff Corporation, has voting and dispositive control over the shares owned by Stanoff Corporation. Because Mr. Weingrow has voting and dispositive control over the shares owned by Stanoff, the shares owned by Stanoff are deemed to be beneficially owned by Mr. Weingrow. Thus, 1,850,000 shares beneficially owned by Mr. Weingrow includes the 1,700,000 shares owned by Stanoff Corporation and the 150,000 shares owned by Mr. Weingrow individually.

The shares owned by Mr. Steinbrueck, Mr. Holly and Mr. Winoski include shares of common stock issuable upon exercise of currently exercisable options to purchase 40,000 shares of common stock which are held by each of them.

Barron Partners owns shares of series A preferred stock and warrants which, if fully converted or exercised, would result in ownership of more than 4.9% of our outstanding common stock. However, the series A preferred stock may not be converted and the warrants may not be exercised if such conversion would result in Barron Partners owning more than 4.9% of our outstanding common stock. The applicable instruments provide that this limitation may not be waived. As a result, Barron Partners does not beneficially own 5% or more of our common stock.

On February 24, 2006, Mr. Reindl, Mr. Levy, Mr. Daube and Mr. Youtt entered into an agreement pursant to which Mr. Levy, Mr. Reindl and Mr. Daube agreed to transfer to Mr. Youtt an aggregate of 796,000 shares of common stock in the event that we do not make an acquisition meeting certain agreed-upon criteria by February 24, 2007, which was one year after we acquired Ranor. Pursuant to this agreement, on March 20, 2007, Mr. Reindl and Mr. Levy each transferred 358,200 shares of common stock to Mr. Youtt and Mr. Daube transferred 79,600 shares to Mr. Youtt, resulting in the transfer of 796,000 shares of common stock to Mr. Youtt. The shares transferred by Mr. Levy represent 250,000 shares of common stock transferred by Redstone Capital Corporation, of which Mr. Levy is president and he and his wife are the sole stockholders, and 108,200 shares transferred by Mr. Levy. Redstone Capital no longer owns any shares of our common stock.

RELATED PARTY TRANSACTIONS

Mr. Reindl, Mr. Levy and Mr. Daube may be deemed to be our founders.

On February 24, 2006, we acquired the stock of Ranor pursuant to a stock purchase agreement dated as of August 17, 2005 among Ranor Acquisition LLC, Ranor and its stockholders. In connection with the acquisition of Ranor on February 24, 2006, we sold the real estate to WM Realty for $3.0 million. WM Realty is an affiliated company controlled by Andrew A. Levy, one of our principal stockholders. WM Realty financed the purchase through a $3.3 million mortgage which was due on August 1, 2006. The outstanding balance of $3,200,000 was due on August 1, 2006. In August 2006, WM Realty obtained a one-month extension and the right to extend the maturity date for two one-month periods. The interest rate for the extension was 11.5% per annum plus .75% of the principal balance for each month’s extension. This mortgage was refinanced in October 2006. Expenses of obtaining the initial mortgage were $192,455 and were amortized over the stated term of the mortgage. In connection with the mortgage, we paid certain of WM Realty’s legal and closing costs of approximately $226,808, which WM Realty paid, net of obligations we had to WM Realty Management, following the refinancing its mortgage.

On October 4, 2006, WM Realty placed a new mortgage of $3.2 million on the property and the existing mortgage of $3.1 million was paid off. The new mortgage has a term of ten years, bears interest at 6.75% per annum, and provides for monthly payments of principal and interest of $20,595. The amortization is based on a thirty-year payout. WM Realty has the right to prepay the mortgage note upon payment of a prepayment premium of 5% of the amount prepaid if the prepayment is made during the first two years, and declining to 1% of the amount prepaid if the prepayment is made during the ninth or tenth year. In connection with the refinancing, Mr. Levy executed a limited guarantee. Pursuant to the limited guaranty, Mr. Levy guaranteed the lender the payment of any loss resulting from (i) fraud or misrepresentation by WM Realty or any principal or member of WM Realty in connection with the loan documents, (ii) misapplication of rent received after the occurrence of a default, (iii) misappropriation of security deposits, rent, insurance proceeds and condemnation awards, (iv) failure to pay taxes and other charges that can result in a lien on the property, (v) removal of personal property by or on behalf of WM Realty and not replaced with equivalent property, (vi) any act of intentional waste by WM Realty or any principal or affiliate; (vii) any fees or commissions paid in violation of the loan documents.

FINANCIAL STATEMENTS

A copy of our Form 10-KSB for the year ended March 31, 2007 has previously been sent to our stockholders. Our Form 10-QSB for the quarter ended September 30, 2007, without exhibits, accompanies this information statement. Stockholders are referred to the reports for financial and other information about us.

Additional copies of our Form 10-KSB for the year ended March 31, 2007, and our Form 10-QSB for the quarter ended September 30, 2007 may be obtained without charge by writing to Ms. Mary Desmond, Secretary, Techprecision Corporation, Bella Drive, Westminster, MA 01473. Exhibits will be furnished upon request and upon payment of a handling charge of $.25 per page, which represents our reasonable cost on furnishing such exhibits. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

OTHER MATTERS

Deadline for Submission of Stockholder Proposals for the 2009 Annual Meeting

Proposals of stockholders intended to be presented at the 2009 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at our principal office not later than February 28, 2008 to be included in the proxy statement for that meeting.

In addition, in order for a stockholder proposal to be presented at our meeting without it being included in our proxy materials, notice of such proposal must be delivered to the Secretary of our company at our principal offices no later than February 28, 2008. If notice of any stockholder proposal is received after February 28, 2008, then the notice will be considered untimely and we are not required to present such proposal at the 2009 annual meeting. If the board of directors chooses to present a proposal submitted after February 28, 2008, at the 2007 annual meeting, then the persons named in proxies solicited by the board of directors for the 2009 annual meeting may exercise discretionary voting power with respect to such proposal.

By Order of the Board of Directors

/s/ James G. Reindl
James G. Reindl
Chief Executive Officer
December 26, 2007